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                                                                      Exhibit 5



                                  April 8, 1998



Objective Communications, Inc.
50 International Drive
Portsmouth, New Hampshire 03801

Ladies and Gentlemen:

            We have acted as counsel for Objective Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration of 338,000 shares (the "Shares") of the Company's common stock, par value $.01 (the "Common Stock"), pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), which are available for purchase under the Objective Communications, Inc. 1994 Stock Option Plan (the "Stock Option Plan").

            Based upon our examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and such other instruments as we have deemed necessary, and upon the laws as presently in effect, we are of the opinion that the Shares of Common Stock have been duly authorized for issuance by the Company and, upon payment, issuance and delivery in accordance with the terms of the Stock Option Plan, will be fully paid and non-assessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Sincerely,

                                   /s/ Shaw Pittman Potts & Trowbridge

                                   --------------------------------------
                                   Shaw Pittman Potts & Trowbridge